Exhibit 99.1

LIMELIGHT COMPLETES ACQUISITION OF YAHOO’S EDGECAST; COMBINED COMPANY REBRANDS AS

EDGIO CREATING A GLOBAL LEADER IN EDGE-ENABLED SOLUTIONS

Poised for growth with the most complete edge native solution to deliver the fastest web applications on the planet, in a high growth $40 billion market

Improved profitability underwritten by greater than $50 million of run-rate cost synergies and meaningful revenue diversification

Stronger balance sheet and Board with Apollo Funds/Yahoo’s investment

Tempe, Arizona, June 16, 2022 – Edgio, Inc. (Nasdaq: EGIO), the globally-scaled software solutions provider powering secure seamlessly integrated delivery, applications and streaming experiences at the edge, today announced the successful completion of Limelight’s acquisition of Edgecast. The combined company will operate as Edgio, delivering significantly increased scale and scope with diversified revenue across products, clients, geographies and channels, and an expanded total addressable market of $40 billion.

Edgio solutions combine the power of the world’s best performing edge platform with the most complete set of capabilities for web applications, APIs and video content – continuing on its strategy to improve profitability and growth. Edgio now delivers about 20% of the world’s internet traffic from instant-loading websites to high-demand content for 20,000 leading digital companies such as Amazon, Sony, Kate Spade, Microsoft, Sun TV, Verizon, Disney, TikTok and Twitter.

“In a world where digital workloads and their consumers are increasingly distributed, the ability for companies to deliver exceptional digital experiences requires them to more productively build faster and safer solutions for their customers at the edge. Today marks a meaningful step in our ability to address this need. Edgio now boasts the most complete edge-native web application and API solution, best-in-class streaming and delivery capabilities – all running on the world’s most performant globally-scaled edge network. These unique capabilities create a robust platform for growth and profitability,” said Bob Lyons, CEO of Edgio.

Strategic Operational Scale

Edgio’s global edge platform delivers a capacity of more than 200 Tbps, more than 300 global PoPs and more than 7,000 ISP connections. Powered by this foundation, Edgio AppOps securely delivers the fastest web applications and APIs on the planet, while also being the most complete solution with natively integrated developer tools, multi-layered security and network. Edgio Delivery and Edgio Streaming offer the most comprehensive set of solutions for the OTT industry from workflow management, processing, analytics, and live event support and delivery, offering unparalleled options for the outcome buyer.

Growth and Profitability

Building on this platform, Edgio will immediately improve its revenue profile to include a balance of both usage based and SaaS like margin profiles. The expansion of cross- and up-sell opportunities coupled with increased channel capabilities support planned growth improvements. On a pro-forma basis, the largest client will be approximately 13% of revenue, with no other client exceeding 10%.

Profitability will benefit from annual run-rate cost synergies of greater than $50 million, including approximately $30-35 million of COGs related to colocation and internet peering expenses, and approximately $15-20 million of operating expense savings. Edgio expects to achieve approximately half of the $50 million in synergies in the first two quarters after closing. Additionally, the $30 million cash investment by Apollo Funds further strengthens the balance sheet to support continued growth initiatives.

Based on these drivers, Edgio will continue building growth and profitability momentum in the near term toward its longer term strategic target of a balanced rule-of-40 performance.

“Edgio stands to be a recognized leader in delivering digital solutions natively at the edge, and Apollo is very excited to participate in this shared vision,” said Apollo Partner Reed Rayman, who will join the company’s board of directors. “We believe Edgio can quickly become the recognized go-to partner to power edge native digital solutions for businesses seeking to deliver faster and safer digital experiences for their customers.”

Financial Outlook

Management intends to provide a combined financial outlook for calendar year 2022 in conjunction with the release of its second quarter 2022 financial results.

Board of Directors

Edgio’s board of directors will be reshaped to better align with the needs of a growth-oriented, profitable and globally-scaled technology company. The addition of Reed Rayman and E-Fei Wang from Apollo signal their strong belief in Edgio’s future and provide tremendous strategic and operational expertise. In addition, Edgio welcomes Dianne Ledingham, a seasoned technology executive and strategy leader to the board. Dianne has more than 30 years of experience helping companies unlock enterprise value as an Advisory Partner in Bain’s Customer Strategy & Marketing Practice, and Bain’s Telecommunications, Media and Technology (TMT) practices.

“We will continue building a board and management team with the technology, operations and strategy skills required to support the company we are quickly becoming. Our board and management is committed to the belief that our ability to deliver high performance and innovation benefits from bringing together diversified perspectives and experiences,” said Bob Lyons, CEO of Edgio.

Transaction Details at Close

In connection with the sale, Yahoo received approximately 80.8 million shares of Limelight common stock, valuing Edgecast at approximately $300 million based on the 30-day trailing VWAP of approximately $4.12. The purchase price included a $30 million cash investment into Edgio by Apollo and its co-investors, through their ownership of Yahoo as well as preliminary net working capital adjustments, which includes the prepayment of certain expenses by Yahoo. Yahoo can also receive up to an additional 12.7 million shares of Edgio, representing up to $100 million of additional deal consideration, over the period ending on the third anniversary of the closing of the transaction, subject to the achievement of share-price targets. Edgio stockholders own approximately 66.8% of the combined company, or approximately 63.5% under the assumption that Edgio achieves all share price targets under the conditional consideration agreement, while Yahoo will own approximately 33.2% or 36.5%, respectively.

Advisors

Goldman Sachs & Co. LLC served as financial advisor to Edgio, and Goodwin Procter LLP served as legal counsel. Evercore and RBC Capital Markets, LLC served as financial advisors to Edgecast and the Apollo Funds, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel.

About Edgio

Edgio (NASDAQ: EGIO) is an edge-enabled software solutions provider powering unmatched, secure digital experiences through a seamlessly integrated delivery, applications and streaming platform. Our globally-scaled technology and expert services fuel the world’s top brands with the capacity to deliver the fastest, most dynamic, and frictionless education, entertainment, events and applications to every user. Dedicated to providing unparalleled client care and extending value every step of the way, Edgio is a partner of choice, driving about 20% of worldwide internet traffic to support the most popular shows, movies, sports, games and music, and instant-loading websites. To learn more, visit edg.io and follow us on Twitter, Linkedin and Facebook.

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